Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated November 20, 2006 (except for the information in Note 18, as to which the date is November 28, 2006) accompanying the consolidated financial statements of Energy Transfer Equity, L.P. and subsidiaries (the “Partnership”) and our report dated November 20, 2006 (except for the information in Note 12, as to which the date is November 28, 2006) accompanying the consolidated balance sheet of LE GP, LLC and subsidiaries appearing in the Partnership’s 2006 Annual Report on Form 10-K for the year ended August 31, 2006 which are incorporated by reference in this Pre-Effective Amendment No. 1 to this Registration Statement. We consent to the incorporation by reference in the Pre-Effective Amendment No. 1 to this Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
October 19, 2007